EX-28.d.4.u.1

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE MUTUAL FUNDS,

NATIONWIDE FUND ADVISORS

AND ALLIANZ GLOBAL INVESTORS U.S. LLC

Effective September 13, 2018

As amended March 1, 2019*

Funds of the Trust	Subadvisory Fees
Nationwide Multi-Cap Portfolio

0.30% on Subadviser Assets up to $100 million;

0.15% on Subadviser Assets of $100 million and more but less than $250 million;

0.09% on Subadviser Assets of $250 million and more but less than $3 billion; and

0.075% on assets of $3 billion and more

Nationwide AllianzGI International Growth Fund	0.35% on Subadviser Assets up to $1 billion; and 0.32% on Subadviser Assets of $1 billion and more

*	As approved at the Board of Trustees Meeting held on December 4-5, 2018.

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IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST

NATIONWIDE MUTUAL FUNDS

By:	/s/ Chris Graham
Name:	Chris Graham
Title:	CIO

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/ Christopher Graham
Name:	Christopher Graham
Title:	CIO

SUBADVISER
ALLIANZ GLOBAL INVESTORS U.S. LLC

By:	/s/ Andrew Wilmot
Name:	Andrew Wilmot
Title:	Head of Financial Institutions Group, US